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CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BRIGHTSPHERE INVESTMENT GROUP INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BRIGHTSPHERE Investment Group Inc.

200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of BrightSphere Investment Group Inc.:

Notice is hereby given that the 2021 annual meeting of stockholders (the “Annual Meeting”) of BrightSphere Investment Group Inc. (the “Company”) will be held at 10:00 a.m. Eastern Time on Wednesday, June 23, 2021. For convenience purposes, and to facilitate stockholder access to the Annual Meeting, we will hold the Annual Meeting in a virtual format. Stockholders as of April 27, 2021, the record date for the Annual Meeting, will be able to access, attend and participate in the live Annual Meeting webcast at www.meetingcenter.io/259016835. A list of stockholders of record will be available electronically during the meeting. Stockholders can gain access to the Annual Meeting by accessing the link above and selecting “I have a Control Number.” Stockholders can then enter their control number shown on the notice of internet availability or proxy card previously received and the password, which is BSIG2021. If you hold shares beneficially through a bank, broker or other nominee, you must register in advance to access, attend and participate in the Annual Meeting. For additional information on how to attend the Annual Meeting, see “How do I attend the meeting, ask a question and/or vote at the meeting?” on page 5 of the accompanying proxy statement.

Details regarding the Annual Meeting, the business to be conducted at the Annual Meeting, and information about the Company that you should consider when you vote your shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), are described in the accompanying proxy statement.

At the Annual Meeting, you will be asked to consider and vote on the following proposals:

1.Proposal 1—Vote to elect directors of the Company:
To elect five directors to serve on the Company’s Board of Directors (the “Board”) until, subject to the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), the Company’s 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified, on the following basis:
1.01—To re-elect Mr. Robert J. Chersi as a director of the Company;
1.02—To re-elect Mr. Andrew Kim as a director of the Company;
1.03—To re-elect Mr. John Paulson as a director of the Company;
1.04—To re-elect Ms. Barbara Trebbi as a director of the Company; and
1.05—To re-elect Mr. Suren Rana as a director of the Company.
2.Proposal 2—Vote regarding ratification of independent registered public accounting firm:
To ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
3.Proposal 3—Advisory vote on executive compensation:
To approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the accompanying proxy statement under the section titled Compensation Discussion and Analysis and the tabular and narrative disclosure contained in the accompanying proxy statement.
4. Proposal 4—Advisory vote on frequency of an advisory votes on executive compensation:
To hold an advisory vote on the frequency of advisory votes on executive compensation.
Other business.
To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES REFERENCED ABOVE, “FOR” THE APPROVAL OF PROPOSALS 2 AND 3 AND FOR “ONE YEAR” FOR PROPOSAL 4.
The Company is a corporation incorporated under the laws of Delaware. In accordance with the Certificate of Incorporation and the Bylaws, the election of directors shall be decided by a majority of the votes cast and all other matters shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.
You may vote if you were the record owner of Common Stock at the close of business on April 27, 2021.
We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the internet instead of mailing paper copies. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting virtually. Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote in accordance with the instructions set forth in the proxy statement and submit your proxy by the Internet, telephone or, if you received printed proxy materials, by mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Chief Legal Officer and Secretary
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
April 29, 2021

BRIGHTSPHERE Investment Group Inc.

200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116

PROXY STATEMENT FOR BRIGHTSPHERE INVESTMENT GROUP INC.

2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2021

This proxy statement, along with the accompanying notice of the 2021 annual meeting of stockholders (the “Annual Meeting”), contains information about the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting at 10:00 a.m. Eastern Time on Wednesday, June 23, 2020. For convenience purposes, and to facilitate stockholder access to the Annual Meeting, we will hold the Annual Meeting in a virtual format. Stockholders as of April 27, 2021, the record date for the Annual Meeting, will be able to access and attend the live Annual Meeting webcast at www.meetingcenter.io/259016835. Stockholders can gain access to the Annual Meeting by accessing the link above and selecting “I have a Control Number.” Stockholders can then enter their control number shown on the notice of internet availability or proxy card previously received and the password, which is BSIG2021. If you hold shares beneficially through a bank, broker or other nominee, you must register in advance to access, attend and participate in the Annual Meeting. For additional information on how to attend the Annual Meeting, see “How do I attend the meeting, ask a question and/or vote at the meeting?” on page 5.

In this proxy statement, we refer to BrightSphere Investment Group Inc. as “BrightSphere,” “the Company,” “we” and “us.” Unless we state otherwise or the context otherwise requires, references in this proxy statement to “Affiliates” or an “Affiliate” refer to the asset management firms in which we have an ownership interest.
This proxy statement relates to the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting.
On or about May 5, 2021, we will commence delivery to our stockholders of record as of April 27, 2021 a notice of internet availability of proxy materials (the “Notice of Internet Availability”) instead of paper copies of this proxy statement, the Notice of Annual Meeting and our Annual Report to Stockholders on Form 10-K. The Notice of Internet Availability includes instructions on how to access our proxy materials and how to vote your shares, as well as instructions on how to receive a paper copy of the proxy materials, if you prefer. We are also making our proxy materials available to all stockholders electronically via the Internet.

On July 12, 2019, the BrightSphere corporate group, which consisted of BrightSphere Investment Group plc, a public company limited by shares incorporated under the laws of England and Wales and its operating subsidiaries (such operating subsidiaries and the holding company collectively, the

“BrightSphere Group”), completed a redomestication, resulting in BrightSphere Investment Group Inc., a Delaware corporation, becoming the publicly traded parent company of the BrightSphere Group (the “Redomestication”). As part of the Redomestication, which was approved by the shareholders of BrightSphere Investment Group plc, existing shares of BrightSphere Investment Group plc were exchanged on a one-for-one basis for newly issued shares of common stock of BrightSphere Investment Group Inc. immediately prior to the effective time of the Redomestication. As a result, all outstanding shareholders of BrightSphere Investment Group plc became common stockholders of BrightSphere Investment Group Inc. Throughout this proxy statement, references to “BrightSphere,” “the Company,” “we” and “us” (i) for periods until the completion of the Redomestication, refer to BrightSphere Investment Group plc and (ii) for periods after the completion of the Redomestication, refer to BrightSphere Investment Group Inc. Also throughout this proxy statement, we refer to our shares (i) for periods until the completion of the Redomestication, as Ordinary Shares and (ii) for periods after the completion of the Redomestication, as shares of Common Stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON JUNE 23, 2021
This proxy statement is available for viewing, printing and downloading at www.bsig.com. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2020 on the website of the Securities and Exchange Commission at www.sec.gov, or in the “Public Filings” section of the “Investor Relations” section of our website at www.bsig.com.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why is the Company soliciting my proxy?
The Board is soliciting your proxy to vote at the Annual Meeting to be held at 10:00 a.m. Eastern Time on Wednesday, June 23, 2021 and any adjournments or postponement of the Annual Meeting. The proxy statement along with the accompanying Notice of Annual Meeting summarizes the purposes of the Annual Meeting and the information you need to know to vote at the Annual Meeting.
Why is the Company holding the Annual Meeting in a virtual format?
For convenience purposes, and to facilitate stockholder access to the Annual Meeting, we will hold the Annual Meeting in a virtual format.
Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
We are distributing our proxy materials to stockholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach benefits the environment, while providing a timely and convenient method of accessing the materials and voting. On May 5, 2021, we will begin mailing the Notice of Internet Availability to all stockholders of record as of April 27, 2021 (the “Record Date”). The Notice of Internet Availability includes instructions on how to access our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and how to vote your shares. The Notice of Internet Availability also contains instructions on how to receive a paper copy of the proxy materials, if you prefer.

Who can vote?
You are entitled to attend and vote at the Annual Meeting only if, as of the close of business on the Record Date, you were a stockholder who owned Common Stock of the Company, par value $0.001 per share (“Common Stock”), registered directly in your name through our share transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name (in each case, a “Registered Holder”), or if you hold a valid legal proxy for the Annual Meeting if you are a beneficial holder and hold your shares through an intermediary, such as a bank or broker (“Beneficial Holder”). On the Record Date, there were 79,354,560 shares of Common Stock outstanding and entitled to vote. The shares of Common Stock are our only class of voting shares outstanding.

How do I vote?

Whether you plan to attend the Annual Meeting virtually or not, we urge you to vote by proxy. All shares of Common Stock represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted as instructed via Internet or telephone, or, if you received a proxy card by mail, in accordance with your instructions on the proxy card. With respect to proposals 1, 2 and 3, you may specify whether your shares of Common Stock should be voted for, against or abstain with respect to each of such proposals. With respect to proposal 4, you may specify whether your shares of Common Stock should be voted for every year, every two years, every three years or abstain with respect to the frequency of advisory votes on executive compensation. If you properly submit a proxy without giving specific voting instructions, your shares of Common Stock will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting virtually. If you are a Registered Holder, you may vote:

•By Internet.  You may vote via the internet by going to www.investorvote.com/BSIG and following the instructions to submit your vote.

•By telephone.  You may vote by telephone by calling toll free 1-800-652-VOTE within the United States, U.S. territories and Canada and following the instructions to submit your vote.

•By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares of Common Stock voted, they will be voted in accordance with the Board’s recommendations as noted below.
•During the Annual Meeting.  You may attend the Annual Meeting virtually on Wednesday, June 23, 2021 at 10:00 a.m. Eastern Time and vote during the meeting. For instructions on how to vote at the meeting, see “How do I attend the meeting, ask a question and/or vote at the meeting?” below.
Telephone and Internet voting for stockholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment through the Internet or by telephone, such instructions must be received by 11:59 p.m. Eastern Time on June 22, 2021. If you properly give instructions as to your proxy appointment through the Internet, by telephone or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares of Common Stock will be voted in accordance with your instructions. If you are a stockholder of record and you execute and return a proxy card but do not give instructions, your proxy will be voted in accordance with the Board’s recommendations as noted below.
If your shares of Common Stock are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares of Common Stock to be voted. Telephone and Internet voting also will be offered to stockholders owning shares of Common Stock through certain banks and brokers.
How do I attend the meeting, ask a question and/or vote at the meeting?

Registered Holders

If you are a Registered Holder, you will be able to attend the Annual Meeting online, ask a question and vote by visiting www.meetingcenter.io/259016835. Stockholders can gain access to the Annual Meeting by accessing the link above and selecting “I have a Control Number.” Stockholders can then enter their control number shown on the notice of internet availability or proxy card previously received and the password, which is BSIG2021. As a Registered Holder, you do not need to register in advance to virtually attend the Annual Meeting.

Beneficial Holders

If you are a Beneficial Holder and want to attend the Annual Meeting online, ask a question and vote, you must register in advance using the instructions below.

Contact your bank, broker or other nominee to obtain a legal proxy and submit proof of your proxy power (“Legal Proxy”) reflecting your BrightSphere holdings along with your name and email address to Computershare.

These requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 18, 2021. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:    Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com

By mail:        Computershare
BrightSphere Investment Group Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

A Beneficial Owner that has registered in advance for the Annual Meeting should then follow the instructions referenced above for Registered Holders to attend the meeting.

Stockholders who wish to submit questions may do so electronically starting at the time of check-in or during the meeting by clicking the message icon on the meeting page.

Guests are permitted to attend the Annual Meeting online by visiting www.meetingcenter.io/259016835 and choosing the “Guest” option.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. We encourage participants to access the meeting prior to the start time. A “help” link on the meeting page will provide further assistance should they need it or they may call 1-888-724-2416.

You do not need to attend the Annual Meeting to vote your shares of Common Stock. Shares of Common Stock represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I change or revoke my proxy?” below.

Appointing a proxy
If you are a stockholder who is entitled to attend and vote at the Annual Meeting, you are entitled to appoint a proxy to exercise all of your rights to attend, participate and vote at the Annual Meeting. A proxy does not need to be a stockholder of the Company but must attend the Annual Meeting virtually to represent you. You may appoint more than one proxy provided that each proxy is appointed to exercise rights attached to different shares. You may not appoint more than one proxy to exercise rights attached to any one share. Appointment of a proxy does not preclude you from attending the Annual Meeting virtually. Attending the Annual Meeting virtually will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you must deliver a notice of termination to us at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: Secretary or (ii) received in electronic form at info@bsig.com with a subject title “Revocation of Previous Proxy Appointment-Attention: Secretary.” A corporate entity which is a stockholder can appoint one or more corporate representatives who may exercise, on its behalf, all its powers as a stockholder, provided that no more than one corporate representative exercises powers over the same share.

How many votes do I have?
Each share of Common Stock that you own entitles you to one vote.
How does the Board recommend that I vote on the proposals?
The affirmative vote of a majority of the shares of Common Stock cast at the Annual Meeting is required to approve the election of directors and each other proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at such meeting and entitled to vote thereon. The Board recommends that you vote as follows:
•“FOR” the election of all nominees for director named in this proxy statement;
•“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2021 fiscal year;
•“FOR” advisory approval of the compensation of our named executive officers; and
•FOR “one year” with regard to the frequency of advisory votes on executive compensation.
If any other matter is presented at the Annual Meeting, your proxy provides that your shares of Common Stock will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.
May I change or revoke my proxy?
If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:
•if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•by re-voting by Internet or by telephone as instructed above;
•if you are a Registered Holder or a Beneficial Holder who has registered to attend the meeting, by re-voting during the Annual Meeting; or
•by notifying the Secretary in writing before the Annual Meeting that you have revoked your proxy in accordance with the procedures in the following paragraph.
Attending the Annual Meeting virtually will not in and of itself revoke a previously submitted proxy. To terminate your proxy appointment you may also deliver a notice of termination to the Company at least 24 hours before the start of the Annual Meeting. The notice of termination may be (i) delivered by post or by hand in hard copy form to BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: Secretary or (ii) received in electronic form at info@bsig.com with a subject title “Revocation of Previous Proxy Appointment—Attention: Secretary.”
If your shares are held in the name of a broker, bank or other nominee, that institution will instruct you as to how your vote may be changed.
Your most current vote, whether by telephone, Internet, proxy card or during the Annual Meeting is the one that will be counted.

What if I receive more than one Notice of Internet Availability, proxy card or voting instruction form?
You may receive more than one Notice of Internet Availability, proxy card or voting instruction form if you hold shares of Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How do I vote?” for each account to ensure that all of your shares of Common Stock are voted.
Will my shares be voted if I do not vote?
If your shares of Common Stock are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How do I vote?” If your shares of Common Stock are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares of Common Stock as described above, the bank, broker or other nominee that holds your shares of Common Stock has the authority to vote your unvoted shares of Common Stock only on routine matters without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares of Common Stock will be voted at the Annual Meeting on all matters and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares of Common Stock on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.
Your bank, broker or other nominee is prohibited from voting your uninstructed shares of Common Stock on non-routine matters. Thus, if you hold your shares of Common Stock in street name and you do not instruct your bank, broker or other nominee how to vote with respect to the non-routine matters, votes will not be cast on such proposals on your behalf.
Broker non-votes and abstentions have different effects on the outcomes of the proposals. Broker non-votes are not considered votes cast or counted as votes present and entitled to vote and have no impact on the election of directors or other non-routine proposals. Abstentions are counted in the number of shares present and entitled to vote and, accordingly, have the same effect as votes against each of the proposals except the election of directors. Abstentions are not counted as votes cast and have no effect on the election of directors.

What proposals are considered “routine” or “non-routine”?
Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for 2020) is considered a routine matter under the rules of the New York Stock Exchange (the “NYSE”). A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to occur in connection with Proposal 2.
Proposals 1, 3 and 4 (the election of directors, the advisory vote on executive compensation and the advisory vote on frequency of holding an advisory vote on executive compensation) are matters considered non-routine under the rules of the NYSE (the “NYSE Rules”). A broker, bank or other nominee may not vote on these non-routine matters without specific voting instructions from the beneficial owner. As a result, there may be broker non-votes with respect to Proposals 1, 3 and 4.
Is voting confidential?
We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, Computershare Trust Company, N.A., examine these documents.

Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final if available, results in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K/A to disclose the final voting results within four business days after the final voting results are known.
What are the costs of soliciting these proxies?
We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the Notice of Internet Availability or other proxy materials to their beneficial owners and to obtain authority to execute proxies. We will then reimburse them for their expenses.
What constitutes a quorum for the Annual Meeting?
The quorum for the Annual Meeting is the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy.
Householding of annual disclosure documents
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices of internet availability, notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number: 1-866-281-0717.
If you do not wish to participate in householding and would like to receive your own notice of internet availability in future years, follow the instructions described below. Conversely, if you share an address with another BrightSphere stockholder and together both of you would like to receive only a single set of proxy materials, follow these instructions:
•If your shares of Common Stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-866-281-0717 or writing them at Computershare Trust Company, N.A., P.O. BOX 30170, College Station, TX 77842.
•If a bank, broker or other nominee holds your shares of Common Stock, please contact the bank, broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSAL 1—ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board. Our Board has accepted the recommendation of the Nominating and Corporate Governance Committee and voted to nominate Robert J. Chersi, Andrew Kim, John Paulson, Barbara Trebbi and Suren Rana for re-election at the Annual Meeting to serve as directors, until their respective successors have been elected and qualified. Each of the nominees is currently serving as a director of our Company.
Set forth below are the names of the nominees, their ages, their offices in the Company, if any, their principal past occupations or past employment, the length of their tenure as directors and the names of other companies in which such persons hold or have held directorships. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below.
On May 17, 2019, in connection with the Redomestication, the Company entered into a Stockholder Agreement with Paulson & Co. Inc. (“Paulson”) containing substantially similar rights to the rights provided to Paulson under its shareholder agreement with the Company prior to the Redomestication (the “Stockholder Agreement”). Each of Messrs. Kim and Paulson have been appointed to the Board pursuant to the rights provided to Paulson under the Stockholder Agreement. For additional information regarding the Stockholder Agreement, see “Certain Relationships and Related Party Transactions—Stockholder Agreement.”

The Directors currently determined to be independent by the Board are: Ms. Trebbi and Messrs. Chersi, Kim and Paulson.

Name	Age	Position with the Company
Mr. John Paulson	65	Chairman
Mr. Robert J. Chersi	59	Lead Independent Director
Mr. Andrew Kim	39	Director
Ms. Barbara Trebbi	54	Director
Mr. Suren Rana	41	President, Chief Executive Officer and Director
A stockholder may (i) vote for the election of a nominee for director, (ii) vote against the election of a nominee for director or (iii) abstain from voting for a nominee for director.

Unless a proxy contains instructions to the contrary, it is intended that the proxies will be voted FOR each of the five nominees for director named above, to hold office until the 2022 annual meeting of stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a director. However, if any nominee should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF ALL NOMINEES, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RE-ELECTION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

John A. Paulson has been a member of our Board since November 2018 and Chairman of our Board since April 2020. Mr. Paulson currently serves as President of Paulson & Co. Inc. and has served in this role since the firm was founded in 1994. Prior to founding Paulson & Co., Mr. Paulson was a general partner of Gruss Partners and a managing director in mergers and acquisitions at Bear Stearns. Mr. Paulson received his Masters of Business Administration from Harvard Business School and his undergraduate degree from New York University.

Mr. Paulson’s qualifications to serve on the Board include his deep knowledge of financial transactions and investments as well as his leadership abilities in founding and leading Paulson & Co. This knowledge and these qualifications will allow Mr. Paulson to provide valuable insight to the Board, especially in the area of Company strategy.

Robert J. Chersi has been a member of our Board since March 2016 and our Lead Independent Director since November 2018. Mr. Chersi has been with Pace University since 2013, currently serving as the Executive Director for its Center for Global Governance, Reporting & Regulation, as well as an adjunct professor in its Department of Finance & Economics. In addition, since 2013, Mr. Chersi has served as the Helpful Executive in Reach (HEIR) in the Department of Accounting and Information Systems at Rutgers University, and has acted in an advisory capacity to financial services industry clients as an individual as well as through Chersi Services LLC, which he founded in 2014. Prior to joining Pace, Mr. Chersi was a member of the Executive Committee and Chief Financial Officer of Financial Services at Fidelity Investments in Boston, from 2008 to 2012. While at Fidelity, as CFO, Mr. Chersi led the finance, compliance, risk management, business consulting and strategic new business development functional organizations. From 1988 to 2008, Mr. Chersi served in numerous positions at UBS AG, including CFO of U.S. Wealth Management and Deputy CFO of Global Wealth Management and Business Banking. Mr. Chersi had several executive leadership positions while at UBS, including service on the UBS AG Group Managing Board from 2004 to 2008, which played an important role in developing and implementing the firm’s direction, values and principles and in promoting its global culture. He began his career as an audit manager in the Financial Service Practice of KPMG LLP in 1983. Mr. Chersi currently serves as a member of the Advisory Board of the Pace University Lubin School of Business, and has previously been a member of the board, Audit Committee and Risk Committee of UBS Bank USA, a member of the board of PW Partners R&D III, Chairman of the Board of Trustees of the UBS USA Foundation, a member of the board of Bon Secours New Jersey/St. Mary’s Hospital Foundation and a Trustee of Fidelity Investments’ Political Action Committee. Mr. Chersi also currently serves as a member of the Board of Trustees of Thrivent Funds. Previously, Mr. Chersi was also a Director of E*TRADE Financial Corporation, as well as member of the E*TRADE Bank board, the E*TRADE Audit Committee and the E*TRADE Risk Oversight Committee until the completion of E*TRADE’s merger with Morgan Stanley on October 2, 2020. He has held the Certified Public Accountant designation, and is a 1983 graduate of Pace University, where he earned a BBA in Accounting, summa cum laude.
Mr. Chersi’s qualifications to serve on our Board include his extensive experience in the financial services industry and deep knowledge of corporate governance, financial reporting and regulatory compliance. In addition, his background in risk management, business consulting and strategic business development will be valuable to our Board.
Andrew Kim has been a member of our Board since July 2019. Mr. Kim is currently a Partner at Paulson & Co. Inc., which he joined in July 2009. Prior to working at Paulson, Mr. Kim was an analyst at Perry Capital from September 2005 to July 2007 and at Goldman Sachs from July 2004 to September 2005. Mr. Kim received his Masters of Business Administration from Harvard Business School and his undergraduate degree from the University of Michigan.
Mr. Kim’s qualifications to serve on our Board include his deep knowledge of financial transactions and investments gained through his career in the financial services industry. This knowledge will allow Mr. Kim to provide valuable insight to the Board.

Barbara Trebbi has been a member of our Board since January 2018. Ms. Trebbi was a General Partner and co-managing partner at Mercator Asset Management, L.P. (“Mercator”) until October 2017. At Mercator, which she joined in 2000, she was a senior member of the investment team, with a focus on international equities, in particular, continental European investments, as well as Asia and other emerging markets. Her clients included a wide range of institutional investors and sub-advisory accounts. Ms. Trebbi started her career in 1988 as an international equity research analyst at Mackenzie Investment Management Inc. and progressed over 12 years to become head of international equities. She has over 30 years of international investment experience. Ms. Trebbi is a Chartered Financial Analyst, a member of the CFA Institute and also is a member of the CFA Society of South Florida, where she served as President from 1994 to 1995. She also serves on a number of non-profit boards related to primary, secondary and higher education. Ms. Trebbi received a Graduate Diploma from the London School of Economics and Political Science and a B.S. degree from the University of Florida.
Ms. Trebbi’s qualifications to serve on our Board include her deep investment experience, with a particular emphasis on international investments. This experience, combined with extensive knowledge of the institutional and sub-advisory markets, will allow her to provide valuable insight to our Board.
Suren Rana has been our President and Chief Executive Officer and a member of our Board since April 2020. Before being appointed as the Company’s President, Chief Executive Officer and a Director of the Company, Mr. Rana was the Company’s Chief Financial Officer, a position he had held since January 2019. Prior to joining the Company, Mr. Rana was a partner at H Plus Capital, a private market investment management firm, from August 2018 to January 2019. Mr. Rana has been involved in the financial services sector for more than fifteen years. Mr. Rana was a member of the Company's Board from November 2017 to August 2018. He served as the Chief Investment Officer at HNA Capital International from September 2016 to August 2018. He served as an investment banker at UBS from November 2015 to August 2016, Royal Bank of Canada from September 2011 to November 2014 and Merrill Lynch from 2005 to 2008 where he advised clients on M&A, IPOs, financings and other strategic matters. He also served as a Principal at Equifin Capital Partners from September 2008 to September 2011, where he led control investments in the financial services sector. Mr. Rana began his career at GE Capital with responsibilities in credit risk management and audit. Mr. Rana received an MBA from Harvard Business School, a graduate degree from the Indian Institute of Management Ahmedabad and a bachelor’s degree from the University of Delhi.

Mr. Rana’s qualifications to serve on our Board include his extensive investment and financial knowledge, particularly relating to financial services companies. His experience with regard to M&A, financing and other strategic matters provides valuable insight to the Board.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Executive Officers
The following table sets forth certain information regarding our executive officers as of April 22, 2021.

Name	Age	Position
Suren Rana	41	President, Chief Executive Officer and Director
Richard J. Hart	44	Chief Legal Officer and Secretary
Christina Wiater	39	Principal Financial Officer and Principal Accounting Officer
For the biographical information of Mr. Rana, see “Proposal 1—Election of Directors” above.
Mr. Hart, age 44, is the Company’s Chief Legal Officer, a position he has held since 2018, and he is responsible for all legal and compliance matters at the Company. Previously, Mr. Hart was the Company’s Corporate General Counsel and has held various other roles in the Company’s legal department since 2010. Prior to joining the Company, Mr. Hart was a Senior Associate in the corporate department of Goodwin Procter LLP. Mr. Hart received a B.A. from the University of Richmond and a Juris Doctor from Boston University School of Law.

Ms. Wiater, age 39, is the Company’s Principal Financial Officer, Principal Accounting Officer and Controller. She has served as the Company’s Principal Financial Officer and Principal Accounting Officer since 2020 and as the Company's Controller since 2018. She was the Company's Assistant Controller from 2013 to 2018, where she was responsible for all accounting and control processes. Prior to joining the Company, Ms. Wiater was previously a Manager at PricewaterhouseCoopers LLP in their audit practice where she focused on private equity and asset management companies. Ms. Wiater received a B.S. in Business Administration and a M.S. in Accounting from Babson College. She is also a certified public accountant.

CORPORATE GOVERNANCE
Director Independence
Our business and affairs are managed under the direction of our Board. Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. A majority of the directors serving on our Board must qualify as independent directors and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must consist solely of independent directors. Our Board annually (or otherwise as necessary) makes an affirmative determination regarding the independence of each director. An “independent” director meets the NYSE’s definition of independence as well as the Board’s independence standards, as determined by the Board in its business judgment. In determining Director independence, the Board confirms that none of the independent Directors has a material relationship with the Company which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director. Among other things, the Board takes into consideration that Messrs. Paulson and Kim have been appointed to the Board by Paulson (as discussed under “Certain Relationships and Related Party Transactions—Relationship with OM plc, OMGUK, HNA and Paulson—Stockholder Agreement,”), and that Paulson currently owns over twenty percent (20%) of the outstanding shares of our Common Stock. The Board has determined, however, that a significant ownership stake, rather than creating a material relationship with management of the Company that may impair the ability to exercise independent judgment, instead creates a strong alignment of interest among Messrs. Paulson and Kim and the Company’s stockholders. The Board further believes that Messrs. Paulson and Kim provide valuable, independent minded insight and judgment to the Board.

The Board has affirmatively determined that Ms. Trebbi and Messrs. Chersi, Kim and Paulson are independent under the NYSE Rules.

Committees of the Board and Meetings
Meeting Attendance
During the fiscal year ended December 31, 2020 (“fiscal year 2020”), there were 9 formal meetings of the Board, and the various committees of the Board met a total of 20 times (11 Audit Committee meetings, 2 Nominating and Corporate Governance Committee meetings and 7 Compensation Committee meetings). In addition, during the fiscal year 2020, the Board acted by written consent 2 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2020. The Board has adopted a policy under which each member of the Board is expected to attend, in person or telephonically, each annual meeting of our stockholders absent exigent circumstances that prevent their attendance. All directors were in attendance, either in person or telephonically, at our 2020 annual meeting of stockholders.

Audit Committee
Our Audit Committee met 11 times during fiscal year 2020. The Audit Committee currently consists of Ms. Trebbi and Messrs. Chersi and Kim. Mr. Chersi is the Chair of the Audit Committee. Mr. Chersi has been a member of our Audit Committee since March 1, 2016. Ms. Trebbi has been a member of our Audit Committee since September 12, 2018. Mr. Kim, appointed to the Audit Committee pursuant to Section 3.2 of the Stockholder Agreement, has been a member of our Audit Committee since June 24, 2020. Mary Elizabeth Beams was a member of our Audit Committee from December 15, 2018 until June 24, 2020. The Board determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the

NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. In addition, the Board determined that each of Ms. Trebbi and Mr. Chersi is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules.

The Audit Committee has a charter that sets forth the Audit Committee’s purpose and responsibilities, which include (i) assisting the Board in fulfilling its oversight responsibilities over the financial reports and other financial information filed with the SEC, (ii) recommending to the Board the appointment of our independent auditors and evaluating their independence, (iii) reviewing our audit procedures and controls, and (iv) overseeing our internal audit function and risk and compliance function. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.bsig.com.
Compensation Committee
Our Compensation Committee met 7 times during fiscal year 2020. The Compensation Committee is currently composed of Ms. Trebbi and Messrs. Chersi and Kim. Ms. Trebbi is the Chair of our Compensation Committee. Ms. Trebbi was appointed as a member of our Compensation Committee effective June 19, 2018. Mr. Chersi was appointed as a member of our Compensation Committee effective June 23, 2017. Andrew Kim was appointed as a member of our Compensation Committee effective September 9, 2019. Ms. Beams was a member of our Compensation Committee from November 30, 2018 until June 24, 2020. Reginald Love was a member of our Compensation Committee from November 30, 2018 until June 24, 2020. Our Board has determined that each member of the Compensation Committee is independent under NYSE Rules. The Compensation Committee of our Board has consisted entirely of independent directors since May 19, 2017.
The Compensation Committee has a charter that sets forth the Compensation Committee’s purpose and responsibilities, which include annually reviewing and approving the compensation of our executive officers and reviewing and making recommendations with respect to our equity incentive plans.
The Compensation Committee’s processes and procedures for the consideration and determination of executive compensation as well as disclosure regarding the role of the Company’s compensation consultant are set forth below in “Compensation Discussion and Analysis.”
A copy of the Compensation Committee’s written charter is publicly available on our website at www.bsig.com.
Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee met 2 times during fiscal year 2020. The Nominating and Corporate Governance Committee is currently composed of Ms. Trebbi and Messrs. Chersi and Paulson. Mr. Paulson is the Chair of our Nominating and Corporate Governance Committee. Our Board has determined that Ms. Trebbi and Messrs. Chersi and Paulson are independent under the NYSE Rules. Mr. Chersi was appointed as a member of our Nominating and Corporate Governance Committee effective June 23, 2017. Ms. Trebbi was appointed as a member of our Nominating and Corporate Governance Committee effective April 18, 2018. Mr. Paulson was appointed as a member of our Nominating and Corporate Governance Committee effective November 30, 2018. Mr. Love was a member of our Nominating and Corporate Governance Committee from November 30, 2018 to June 24, 2020. The Nominating and Corporate Governance Committee has a charter that sets forth the Nominating and Corporate Governance Committee’s purpose and responsibilities, which include reviewing and recommending nominees for election as directors, assessing the performance of our directors, reviewing Corporate Governance Guidelines for our Company and reviewing and recommending for approval to the non-interested directors of the Board the directors’ compensation on a biennial basis.
Under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider director candidates recommended by stockholders as well as from other sources, such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s integrity, personal and professional reputation, experience and expertise, business judgment, ability to devote time, possible conflicts of interest, concern for the long-term interests of the stockholders, independence, range of backgrounds and experience and the extent to which the candidate would fill a present need on the Board. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement.
Although the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences (including, among others, gender, geographic, experiential, racial and ethnic diversity) when selecting potential nominees for membership on the Board. Among our five (5) nominees for election to the Board, eighty percent (80%) self-identify as women or individuals from underrepresented communities (meaning, an individual who self-identifies as Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or who self-identifies as gay, lesbian, bisexual, or transgender).

A copy of the Nominating and Corporate Governance Committee’s charter is publicly available on the Company’s website at www.bsig.com.
Executive Sessions of Independent Directors
In accordance with the NYSE Rules and our Corporate Governance Guidelines, our independent Directors meet in regularly scheduled executive sessions without management present. If the Chairman of our Board is an independent Director, the Chairman of our Board will preside at these non-management sessions. If the Chairman of our Board is unavailable or is a management director, the Lead Independent Director or another independent Director is chosen by the independent Directors to preside at these meetings.

Board Leadership Structure and Role in Risk Oversight
Mr. Paulson serves as the Chairman of our Board and Mr. Rana serves as our President and Chief Executive Officer and a member of our Board. Mr. Paulson was appointed Chairman of our Board, effective April 1, 2020. The Board has no set policy with respect to the separation of the offices of Chairman and the Chief Executive Officer and believes it is in the best interest of the Company to retain flexibility based on the current business needs of the Company. Pursuant to the Company’s corporate governance guidelines, the independent directors elected Mr. Chersi as the Lead Independent Director in November 2018, when Guang Yang, the Company’s previous President and Chief Executive Officer, was appointed as Executive Chairman. When Mr. Paulson assumed the role of Chairman, it was determined that the Board would benefit from the continuation of Mr. Chersi as Lead Independent Director, despite the fact that Mr. Paulson is also an independent Director. Among other duties as determined by the Board from time to time, the Lead Independent Director may function as the Chairman in the event the existing Chairman is unable to for any reason.

The Board oversees the business and affairs of our Company including all aspects of risk, which includes risk assessment, risk appetite and risk management, focusing on, among other things, major strategic risks (e.g. acquisitions and dispositions, Affiliate investment performance and Affiliate relationships). In executing its risk oversight function, the Board has delegated to the Audit Committee the direct oversight over risk functions. However, the Audit Committee is not responsible for day to day management of risk. The Audit Committee reviews and subsequently reports to the Board any issues which arise with respect to the performance of our risk function including operational risks and risks relating to the quality or integrity of our financial statements. The Audit Committee also, at least annually, reviews our policies with respect to risk assessment, risk appetite and risk management.
Corporate Responsibility
We understand that we have a broader responsibility to strengthen the society of which we are part. Our long-term success is closely connected to being part of our local communities. We support these communities through both financial support and volunteering our time, skills, and expertise.

Additionally, we have developed a program for promoting sustainability, and helped identify ways for employees to reduce their carbon footprint, both at work and at home. Our biggest direct environmental impact is through the buildings that we use. We therefore work hard to improve their environmental performance by refitting existing units and building or leasing more environmentally friendly new ones.

Acadian Asset Management LLC integrates ESG throughout its investment process and applied across all portfolios. Factors included in the core investment process account for governance and management quality, carbon emissions, and social issues such as sociopolitical risk and labor standards. In addition, an active research agenda looks to integrate other ESG signals into the process at a broad level and at the clients’ request, including data around diversity, equality, and inclusion.

Website Availability of our Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is publicly available on the Company’s website at www.bsig.com.

Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during fiscal year 2020 are set forth above under “—Compensation Committee.” No member of the Compensation Committee was, during fiscal year 2020, or previously, an officer or employee of BrightSphere. No executive officer of the Company serves on the compensation committee or board of directors of another company that has an executive officer that serves on our Compensation Committee or Board.
Stockholder and Other Interested Party Communications to the Board
Generally, stockholders and other interested parties who have questions or concerns should contact our Investor Relations department at (617) 369-7300. However, any stockholders or other interested parties who wish to address questions regarding our business directly with the Board, or any individual director, should direct his or her questions in writing to the Board of BrightSphere at 200 Clarendon Street, 53rd Floor, Boston, MA 02116. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Stockholders and other interested parties may communicate directly with the Company’s independent Directors by sending a letter addressed to the attention of the independent Directors of BrightSphere, 200 Clarendon Street, 53rd Floor, Boston, MA 02116.
Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:
•junk mail and mass mailings;
•resumes and other forms of job inquiries;
•surveys; and
•solicitations or advertisements.
In addition, any material that is unduly hostile, threatening or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any independent director upon request.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021. The Board proposes that the stockholders ratify this appointment. KPMG audited our financial statements for the fiscal year ended December 31, 2020. We expect that representatives of KPMG will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.
In deciding to appoint KPMG, the Audit Committee reviewed auditor independence issues and existing commercial relationships with KPMG and concluded that KPMG has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2021.
The following table presents fees for professional audit services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2020, and December 31, 2019, and fees billed for other services rendered by KPMG during those periods.

Type of Fee	2020	2019
Audit fees(1)	$2,247,825	$2,164,772
Audit related fees(2)	$203,000	$256,250
Tax fees(3)	$4,500	$5,000
All other fees	—	—
Total	$2,455,325	$2,426,022

(1)Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits.
(2)Audit related fees consisted principally of the audit of an employee benefit plan, internal control related services and procedures related to registration filings.
(3)Tax fees consisted principally of assistance with matters related to domestic and international tax compliance and reporting.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has the sole authority to approve the scope, fees and terms of all audit engagements, as well as all permissible non-audit engagements of the independent registered public accounting firm (the “External Auditor”). Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the External Auditor. The Audit Committee pre-approves all audit and permissible non-audit services to be performed for us by the External Auditor. These services may include audit services, audit-related services, tax services and other services. On an annual basis, the Audit Committee considers whether the provision of non-audit services by our External Auditor, on an overall basis, is compatible with maintaining the External Auditor’s independence from management.
In addition to the pre-approval procedures described immediately above, the Audit Committee has adopted a written Pre-Approval Policy for Non-Audit Services Provided by External Accounting Firms (the “Non-Audit Services Policy”). Under the Non-Audit Services Policy, the Audit Committee must pre-approve the provision of non-audit services to be performed for us by any external accounting firm, subject to a de minimis threshold. Requests for non-audit services to be performed for us by an external accounting firm are submitted to the Chair of the Audit Committee via written request. The Chair of the Audit Committee reviews the request with the other members of the Audit Committee and the Audit Committee determines whether to approve the request. The Non-Audit Services Policy sets forth certain non-audit services prohibited to be performed by external accounting firms.
In the event the stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.
The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

REPORT OF AUDIT COMMITTEE

The Audit Committee currently consists of Ms. Trebbi and Messrs. Chersi and Kim. Mr. Chersi is the Chair of the Audit Committee. Mr. Chersi has been a member of our Audit Committee since March 1, 2016. Ms. Trebbi has been a member of our Audit Committee since September 12, 2018. Mr. Kim, appointed to the Audit Committee pursuant to Section 3.2 of the Stockholder Agreement, has been a member of our Audit Committee since June 24, 2020. Ms. Beams was a member of our Audit Committee from December 15, 2018 to June 24, 2020. The Board determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the NYSE Rules and is “financially literate” as such term is defined in the NYSE Rules. In addition, the Board determined that each of Ms. Trebbi and Mr. Chersi is an “audit committee financial expert” within the meaning of SEC regulations and the NYSE Rules. The Audit Committee held 11 meetings during the fiscal year ended December 31, 2020.

The Audit Committee assists the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC, recommends to the Board the appointment of BrightSphere’s independent auditors and evaluates their independence, reviews BrightSphere’s financial reporting procedures and controls, and oversees BrightSphere’s internal audit, risk and compliance functions. Prior to the effectiveness of the Redomestication, the Audit Committee assisted the Board in fulfilling its oversight responsibilities of the financial reports and other financial information filed with Companies House. The Audit Committee’s role and responsibilities are set forth in the Audit Committee Charter adopted by the Board, which is available on BrightSphere’s website at www.bsig.com. The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing BrightSphere’s overall financial reporting process, and for the appointment, compensation, retention and oversight of the work of the Company’s external auditor. In fulfilling its responsibilities for the financial statements for fiscal year 2020, the Audit Committee took the following actions:

•Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management and KPMG, our independent registered public accounting firm;

•Discussed with KPMG the matters required to be discussed in accordance with Auditing Standard No. 16-Communications with Audit Committees;

•Received written disclosures and a letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG communications with the Audit Committee and the Audit Committee further discussed with KPMG its independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and the audit process that the Audit Committee determined appropriate;

•Discussed with KPMG the independence of KPMG from BrightSphere and its management, and concluded that KPMG is independent; and

•Reviewed and discussed with management and KPMG the critical audit matters and the significant accounting policies applied by BrightSphere in its financial statements.

Management also reports to the Audit Committee and the Board regarding enhancements made to our risk management processes and controls in light of evolving market, business, regulatory and other conditions, including those related to privacy and cyber security.

BrightSphere’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of financial statements in accordance with generally accepted accounting principles in the United States and for the establishment and effectiveness of BrightSphere’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. BrightSphere’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of BrightSphere’s internal control over financial reporting and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of BrightSphere in conformity with generally accepted accounting principles in the United States. The Audit Committee monitors and reviews these processes. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and BrightSphere’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s review and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with generally accepted accounting principles in the United States or that KPMG is in fact “independent.”

The Audit Committee evaluates the independent auditor’s qualifications, performance and independence, including the performance of the independent auditor’s lead partner, taking into consideration the opinions of management and the Company’s internal auditors. The Audit Committee and its Chair ensure the rotation of the lead partner and the audit partner responsible for reviewing the audit to the extent required by law, are directly involved in the selection of the new lead partner and the audit partner responsible for reviewing the audit and consider whether regular rotation of the audit firm is necessary or appropriate to ensure continuing auditor independence. The Audit Committee reports on its evaluation and conclusions, and any actions taken pursuant thereto, to the Board. The Audit Committee and the Board believe that the retention of KPMG as the Company’s independent auditor for the year ending December 31, 2021 is in the best interests of the Company and its stockholders. Based on this evaluation, the Audit Committee decided to retain KPMG to serve as independent auditors for the year ending December 31, 2021. In considering the retention of KPMG, the Audit Committee considers, among other things, the quality of the services provided, KPMG’s capability and knowledge in the industry, tenure as the Company’s auditor and knowledge of the Company and its operations. Under the Audit Committee Charter, the Audit Committee has the authority to appoint the independent auditor.

KPMG has acted as the Company’s independent registered public accounting firm continuously since the Company became a public company in 2014.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Members of the BrightSphere Audit Committee Robert J. Chersi (Chair) Andrew Kim Barbara Trebbi

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement and in BrightSphere Investment Group Inc.’s Form 10-K filed with the SEC on March 1, 2021.

Members of the BrightSphere Investment Group Inc. Compensation Committee Barbara Trebbi (Chair) Robert J. Chersi Andrew Kim

Compensation Discussion and Analysis
Introduction
The following compensation discussion and analysis (“CD&A”) provides information on the compensation arrangements of our CEO and our other named executive officers (“NEOs’) for 2020 and should be read together with the compensation tables and related disclosures set forth below.
Our CD&A is presented in the following sections:
•Leadership Changes and New Employment Arrangements
•Summary of Governance Practices
•Executive Compensation Program Structure
◦Base Salary
◦Incentive Awards
◦Employee Benefit Programs
•2020 Compensation
•Aligning CEO Pay and Performance
•Other Compensation Committee Policies and Practices
◦Comparator Group
◦Compensation Committee
◦Our Compensation Consultant
◦Risk Considerations in our Compensation Programs
•Impact of Tax and Accounting Policies
Leadership Changes and New Employment Agreements
On April 15, 2020, the Company and its previous President and Chief Executive Officer, Guang Yang, agreed on a mutual separation from his position with the Company and as a member of the Board. Also on that date, the Board appointed Suren Rana, previously the Company’s Chief Financial Officer, to serve as the Company’s President and Chief Executive Officer, and as a member of the Board. In addition, Christina Wiater assumed the role of Senior Vice President, Principal Financial Officer and Principal Accounting Officer and Richard Hart, our Chief Legal Officer, assumed the role of Executive Vice President.

In consideration of a general waiver and release of claims, Mr. Yang received severance consistent with the terms of his employment agreement, as described under “Employment Contracts and Change of Control Agreements” below.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an amended employment agreement with Mr. Rana. Mr. Rana’s amended agreement provided for a one-time grant of a premium- priced option to purchase 1,500,000 shares of our common stock at an exercise price of $10.00 per share, vesting annually over a four year period commencing on December 31, 2020 and expiring on December 31, 2024 (“CEO Option Grant”). Importantly, in order to ensure alignment between our CEO’s compensation and our Company’s stock price performance, the $10.00 exercise price of the CEO’s option grant was approximately 91% above the closing price of our common stock of $5.23 on April 20, 2020, the date immediately prior to the date of grant. Except for the option grant, the material terms of Mr. Rana’s amended employment agreement, including his base salary are otherwise consistent with his prior agreement.

We believe granting Mr. Rana stock options provides maximum alignment of interests between our CEO and our shareholders. While our Compensation Committee recognizes that our CEO’s compensation program is not structured like our competitors, the Committee determined that stock options that only create value based on stock price growth are the most appropriate criteria for assessing the CEO’s performance at this time.

At the time of this leadership change, the Company also entered into employment agreements with Ms. Wiater and Mr. Hart designed to retain and incentivize each of them to support the strategic direction of the Company.

In connection with Ms. Wiater’s promotion and to induce her to remain at the Company, Ms. Wiater’s base salary was increased to $425,000. With a strong focus on retention, the Committee decided to structure Mrs. Wiater’s total annual compensation in the form of base salary therefore she is not eligible to participate in the Company’s incentive plan. Ms. Wiater is eligible to receive a one-time payment upon certain extraordinary corporate events.

In connection with Mr. Hart’s promotion and to induce him to remain at the Company, Mr. Hart’s base salary was increased to $500,000 and he received a one-time grant of a premium-priced option to purchase 500,000 shares of our common stock at a strike price of $10.00 per share. As with the CEO Option Grant, the exercise price for Mr. Hart’s option was approximately 91% above the closing price of our shares at the time of grant. Considering his position and past practice, the Committee determined that Mr. Hart should continue to participate in the Company’s incentive plan. Compensation awarded to Mr. Hart under the incentive plan is based on individual and company performance, and awarded at the discretion of the Compensation Committee.

Summary of Governance Practices
Our Compensation Committee regularly reviews industry best practices in executive compensation. We have implemented many best-practice features intended to enhance the alignment of executive compensation with the interests of our shareholders.

Executive Compensation Program Structure
Our compensation program is based on clear and consistent objectives and alignment with our stockholders. Our compensation program is intended to provide a total rewards program that is competitive with our peers, supports our values, rewards individual efforts, and correlates with our financial and strategic success.
Our compensation program is designed to:
•align our CEO’s compensation with long-term increases in value for stockholders;
•support our business drivers, company vision, and strategy; and
•attract, motivate and retain top-caliber executive talent
The specific elements of our compensation program include:
(i)Base Salary: Each of our NEOs is entitled to a fixed base salary during his or her employment. Our NEOs’ base salaries are intended to provide a degree of financial certainty and stability to our executive pay program.

(ii)Stock Option Grants with Premium-to-Market Exercise Prices: In 2019 we began granting stock options with above fair market value exercise prices with four to five year vesting schedules to align our executive compensation with stock price performance and stockholder returns. Our CEO and Mr. Hart each received premium-priced stock options in 2020. Since the structure of the award requires an increase in stock price in order to provide value, we consider the award to be performance-based. Granting these premium-priced awards creates strong alignment with our shareholders.

(iii)Incentive Compensation:

Ms. Wiater is eligible to receive an incentive award of $850,000 upon a change in control of the Company (as         such term is used in our Equity Incentive Plan) or upon another extraordinary corporate event, in either case, occurring during or within 12 months following the termination of her employment by the Company without cause or by her for good reason (as such terms are used in her employment agreement). This is currently Ms. Wiater’s sole form of incentive compensation and she is not otherwise currently eligible for an annual incentive award.

Mr. Hart’s total compensation also includes an annual discretionary incentive award payable to him after consideration of financial performance of the Company, Mr. Hart’s individual performance, competitive market data and prior year compensation. This incentive is split between cash and time-based restricted stock grants based on the deferral schedule described below.

Cash Awards: The cash component is determined in accordance with the below deferral schedule based on the aggregate amount of the incentive. The cash component is paid shortly after year-end.

Time-Based Full Value Awards: Restricted stock grants represent the second part of the annual incentive award and are determined based on the aggregate amount of the incentive. The number of shares of restricted stock is determined by the dollar value of the incentive award divided by the closing price of our common stock on the date immediately prior to the date of grant. The restricted stock awards will vest over three years from the date of grant. Dividends will be paid only upon vesting of the restricted stock to which the dividends relate.

The incentive is split between cash and time-based restricted stock based on the following deferral schedule.

•The first $100,000 of the total incentive to be paid cash,
•the next tier of incentive from $100,001 to $200,000 is paid 65% in cash and 35% in time-vested restricted share awards,
•the next tier of the total incentive from $200,001 to $500,000 is paid 60% in cash and 40% in time-vested restricted share award,
•for incentives over $500,000, the tier from $500,001 to $1,000,000 is split 55% cash and 45% time-vested restricted shares, and

•the tier for incentives in excess of $1,000,000 is split evenly between cash and time-vested restricted share awards.

(iv)Employee Benefit Programs: Our NEOs participate in the Company’s Profit Sharing and 401(k) Plan as well as receive the same health and welfare benefits as our other employees. We provide a Profit Sharing and 401(k) Plan for all employees and contribute a percentage of compensation to this plan on a discretionary basis, subject to regulatory limits (for 2020 the contribution was 10% of eligible compensation as defined by terms of the plan). In addition, we maintain two non-qualified deferred compensation plans, the Deferred Compensation Plan and the Voluntary Deferral Plan, for select employees including our NEOs to provide additional retirement planning flexibility. The Deferred Compensation Plan allows the Company to make contributions to eligible employees’ accounts above statutory limits up to a maximum contribution between the qualified Profit Sharing and 401(k) Plan and the Deferred Compensation Plan of $50,000 per person annually (regardless of whether the eligible employee himself or herself contributes to the plan). The Voluntary Deferral Plan allows eligible employees to defer a portion of their compensation on a tax-deferred basis and does not include any employer contributions. Our NEOs are eligible for limited perquisites, including executive parking, which represent a de minimis portion of total compensation.

2020 Compensation
The following table shows the NEO’s 2020 annualized base salary, the incentive awards earned by Mr. Hart in 2020 and paid in 2021 and the annualized value of the option grants (if applicable) over the terms of the option awards. This table differs from the Summary Compensation Table as it reflects the annualized value of options awarded and restricted share awards that were awarded in 2021 for performance in 2020. By comparison, the Summary Compensation Table reflects option awards granted in 2020 and equity awards granted in 2020 for 2019 performance.

	Suren Rana[1]	% of Total Comp	Christina Wiater	% of Total Comp	Richard Hart[2]	% of Total Comp
Base salary	$650,000	35%	$425,000	100%	$500,000	59%
Options Awarded	1,195,470	65%	—		102,150	12%
Cash Incentive paid in 2021	—		—		195,000	23%
Restricted Shares Granted in 2021	—		—		55,000	6%
2020 Total Compensation	$1,845,470	100%	$425,000	100%	$852,150	100%

(1)Suren Rana assumed the role of CEO on April 15, 2020. In recognition of this promotion, on April 21, 2020, Mr. Rana received a premium-priced stock option to purchase 1,500,000 shares of our common stock at an exercise price of $10.00 per share. The award vests in four equal installments with the first 25% vesting on December 31, 2020 subject to Mr. Rana’s continued employment with the Company on each vesting date. The dollar value of this option in the table reflects an amount equal to 25% of the grant date fair value of $0.45 per share.
When Mr. Rana joined the Company in 2019 as Chief Financial Officer, he received a premium-priced option to purchase 2,070,000 shares of our common stock at an exercise price of $12.00 per share. The award vested as to 20% of the shares underlying the award on the date of grant with the remaining 80% of the shares underlying the award vesting in equal 20% annual installments over a four-year period beginning on the first anniversary of the initial vesting date subject to continued employment with the Company on each vesting date. The dollar value of this option in the table reflects an amount equal to 20% of the grant date fair value of $2.48 per share.

(2)Richard Hart, our Chief Legal Officer, was promoted to Executive Vice President on April 15, 2020. In recognition of this promotion, on April 21, 2020 Mr. Hart received a premium-priced stock option to purchase 500,000 shares of our common stock at an exercise price of $10.00 per share. The award vests in four equal installments with the first 25% vesting on December 31, 2020 subject to Mr. Hart’s continued employment with the Company on each vesting date. The dollar value of this option in the table reflects an amount equal to 25% of the grant date fair value of $0.45 per share.

On February 14, 2020, based on his individual and Company performance, and as a member of the management team of the Company, Mr. Hart received a premium-priced option to purchase 150,000 shares of our common stock at an exercise price of $12.00 per share, vesting in five equal installments over a four year period. The Options Awarded above reflects an amount equal to 20% of the fair value of the option on the date of grant of $1.53 per share.
The discretionary incentive awarded to Mr. Hart was based on his individual performance measured against 2020 goals and objectives, overall Company performance, competitive market data of our comparator group and prior-year compensation. Mr. Hart’s award was not based on any specific targets or formulas and was recommended and approved entirely on a discretionary basis. Mr. Hart’s achievements for 2020 included overseeing the successful execution of the sale of two of our affiliates which met key financial objectives of the Company, managing public company compliance and governance, and overseeing the legal function.
Other Compensation Committee Policies and Practices

    Comparator Group
We believe that ensuring that our compensation levels are competitive with the market for high-caliber talent in our industry is an important attraction and retention tool. The compensation levels of companies in our peer group are an input in assessing our total compensation levels. Our Compensation Committee uses our comparator group as a reference and guide in making total compensation decisions. In selecting the companies in our comparator group our Compensation Committee considered, with input from McLagan, part of Aon plc, our independent compensation consultant, the following factors: business structure, assets under management, revenue, and public company status. The comparator group is evaluated by our Compensation Committee on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared to peer companies, which includes both publicly traded and privately held asset management companies.
For 2020, the comparator group included the following 15 public and private companies:

American Century Investments	Loomis, Sayles & Company
Artisan Partners Limited Partnership	MFS Investment Management
Barings LLC	Neuberger Berman Group
Eaton Vance Investment Managers	Principal Financial Group
Janus Henderson Investors	Putnam Investments
Jennison Associates	Victory Capital Management
Lazard Asset Management	Virtus Investment Partners, Inc.
Legg Mason & Co.
    Our Compensation Committee
Our Compensation Committee is responsible for overseeing our general compensation policies and equity plans and making compensation decisions for the NEOs and certain other members of senior management. Other members of the Board regularly attend and participate in Compensation Committee meetings and members of the Compensation Committee regularly meet in executive session without management present.
In making compensation decisions, the Compensation Committee considers the Company’s financial performance compared to plan targets and the prior year, the financial needs of the business, achievement of strategic objectives, the success of long-term initiatives over a multi-year period, and financial results against industry peers and the compensation levels of our comparator group, and the future outlook for the Company and the industry. Incentive compensation recommendations for NEOs other than the CEO are made to the Compensation Committee by our CEO.
    Compensation Consultant
McLagan, a division of Aon plc, served as the independent compensation consultant to our Compensation Committee in 2020. McLagan advised the Compensation Committee on a number of compensation matters, including market data and analysis, comparator group review, and governance. A representative from McLagan attended Compensation Committee meetings, including executive sessions, as well as informal meetings, and may communicate with the Chair between meetings to prepare for Compensation Committee meetings. The Compensation Committee assesses the independence of McLagan annually and in 2020 concluded that McLagan did not have any conflicts of interest with respect to its engagement by the Compensation Committee. In assessing McLagan’s independence, the Compensation Committee considered the following factors:
•Other services provided by McLagan to the Company;
•Aggregate fees paid by the Company to McLagan and fees as a percentage of the total revenue of the consultant providing the services;
•McLagan’s policies and procedures designed to prevent conflicts of interest;
•Any business or personal relationship between the consultant and any member of the Compensation Committee or any executive officer of the Company;
•Whether the consultant holds any shares of the Company’s stock.
    Risk Considerations in our Compensation Programs
Our executive and non-executive compensation programs are designed with the goal of mitigating risk and protecting stockholder returns without diminishing the effectiveness of the incentives. In addition, our Compensation Committee considers the impact of the Company’s compensation practices on the Company’s broad risk management program. Our Compensation Committee does not believe that our compensation programs promote excessive risk-taking.
We seek to keep our compensation programs simple and straight-forward and tied to our operating and stock price performance. We believe any increased risk with tying compensation to stock price appreciation is mitigated by a vesting period of four years, and the stock ownership guidelines discussed below.
During the year, the Company conducted an assessment of risks arising from the Company’s compensation programs and policies. The assessment covered each material element of executive and non-executive employee compensation. Based on the assessment, the Company concluded, and the Compensation Committee concurred that our compensation policies and practices are not reasonably likely to encourage behaviors that are reasonably likely to have a material adverse effect on the Company.
Risk Mitigators
BrightSphere has the following policies designed to promote good corporate governance and to mitigate risk:
•Clawback policy
•Stock ownership guidelines
•Prohibitions on hedging and pledging
    Clawback Policy
The Compensation Committee instituted a clawback policy for all NEOs for incentives awarded beginning in 2017. The clawback policy has four prongs pursuant to which our Compensation Committee can consider a clawback of compensation that was paid, granted or vested in the prior three years to our NEOs. The four prongs include:
•Financial statement restatement due to material noncompliance with financial reporting requirements of the SEC;

•Improper conduct resulting in significant adverse reputational or economic impact to the Company;
•Conduct constituting cause under the Company’s equity plan; or
•Violation of risk policies that result in a material impact to the Company.
    Stock Ownership Guidelines
Our CEO and other NEO’s are subject to shareholding requirements of at least 500% of base salary and 300% of base salary, respectively. Unvested awards are excluded for purposes of this calculation. Until this shareholding requirement is met, each NEO is required to retain 50% of his or her net gain shares (i.e., shares remaining after shares sold to pay taxes) received upon vesting or exercise of equity awards. The imputed after-tax value of vested, unexercised in-the-money stock options is included when determining the number of shares held for purposes of these guidelines. Each of our NEOs are currently in compliance with these guidelines.

    Prohibitions on Hedging and Pledging
Our policies prohibit all our officers, including our NEOs, and our Directors from i) entering into any hedging arrangements involving our stock, ii) engaging in short sales or any other transaction which would result in short exposure to our stock, and iii) pledging our stock as collateral.
Stockholder Vote on Named Executive Officer Compensation

At our 2020 annual meeting of stockholders, 95.8% of voting stockholders voted in support of our executive compensation framework. As a result of the 2020 stockholder advisory vote, our Compensation Committee is confident that its compensation philosophy aligns that of its stockholders’ and decided that it was not necessary to implement specific changes to our executive compensation programs in 2020.

Impact of Tax and Accounting Policies
When the Compensation Committee determines NEO compensation, it considers all factors that may have an impact on our financial performance, including accounting rules and the tax consequences of the compensation awarded to the NEOs. While the Compensation Committee considers the accounting treatment and tax deductibility of awards, it is not a material factor of our executive compensation program, and the Compensation Committee retains the flexibility to award compensation that it believes to be in the best long-term interest of our stockholders.

Compensation Tables
    2020 Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Suren Rana (5)	2020	$650,000	$—	$675,000	$—	$70,830	$1,395,830
President and Chief Executive Officer	2019	$600,000	$—	$5,133,600	$—	$243,000	$5,976,600

Christina Wiater (6)	2020	$425,000	$21,002	$—	$—	$50,000	$496,002
Senior Vice President and Principal Financial Officer

Richard Hart (7)	2020	$500,000	$155,005	$454,500	$195,000	$50,000	$1,354,505
Executive Vice President and Chief Legal Officer

Guang Yang (8)	2020	$319,231	$—	$—	$—	$1,081,920	$1,401,151
President and Chief Executive Officer	2019	$1,000,000	$—	$—	$—	$290,750	$1,290,750
	2018	$42,308	$—	$11,661,000	$—	$—	$11,703,308

(1)The amounts in the Stock Awards column reflect the grant date fair value of awards of restricted shares determined pursuant to FASB ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), disregarding the impact of estimated forfeitures. The assumptions used to value the restricted shares for this purpose are set forth in Note 20 to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2020. The grant date fair value of time-based restricted stock awards is calculated using the closing market price of our common stock on the day immediately prior to the date of grant. All of the awards of shares reported in the Stock Awards column were granted as restricted awards under the Company’s Equity Incentive Plan. The grants were made on February 14, 2020 with respect to awards earned pursuant to our incentive plan for the 2019 performance year. The restricted shares vest ratably over three-years, one-third on the first anniversary of the grant, one-third on the second anniversary of the grant and one-third on the third anniversary of the grant.

(2)The amount in the Option Awards column represent the grant date fair value of stock options determined pursuant to FASB ASC Topic 718, Compensation - Stock Compensation (“ASC 718”), disregarding the impact of estimated forfeitures. The per-share grant date fair value for performance-based stock options is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions as determined in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for these grants, see Note 20 to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2020.
The option award for Mr. Rana was a premium-priced stock option to purchase 1,500,000 shares of Common Stock of the Company at an exercise price of $10.00 per share. The exercise price was approximately 91% above the closing price of our Common Stock on the day immediately prior to the date of grant on April 21, 2020 of $5.23.
The option awards for Mr. Hart was (i) a premium- priced stock option to purchase 500,000 shares of Common Stock of the Company at an exercise price of $10.00 per share, approximately 91% above the closing price of our common stock on the day immediately prior to the date of grant on April 21, 2020 of $5.23 and (ii) an option to purchase 150,000 shares of Common Stock of the Company at an exercise price of $12.00 per share, approximately 17% above the closing price of our Common Stock on the day immediately prior to the date of grant on February 13, 2020 of $10.30.
The option award for Mr. Yang, made on December 30, 2018, was a five-year option grant with an exercise price equal to $12.00 per share, which represented a premium of approximately 14% to the closing price of the our common stock immediately prior to the date of grant on December 28, 2018 of $10.52. Upon separation from employment, Mr. Yang forfeited any unvested options.
(3)The amount reported in the Non-Equity Incentive Plan Compensation column reflects the cash portion of the amount earned under the Company’s incentive plan in 2020 and paid to employees on February 12, 2021.
(4)The amount reported in the “Total All Other Compensation” column, for Mr. Rana represents the remaining housing allowance payments, the sum of contributions by the Company under its Profit Sharing & 401(k) Plan and its non-qualified deferred compensation plan and parking. The amount reported for Ms. Wiater and Mr. Hart represents the sum of contributions by the Company under its Profit Sharing & 401(k) Plan and its non-qualified deferred compensation plan. The amount for Mr. Yang represents the remaining housing allowance payments, parking and severance paid upon termination from employment. Detail regarding this compensation is included below under “2020 All Other Compensation”.
(5)Mr. Rana was named President and Chief Executive Officer as of April 15, 2020. Mr. Rana held the position of Chief Financial Officer from January 20, 2019 to April 14, 2020.
(6)Ms. Wiater was named Senior Vice President, Principal Financial Officer and Principal Accounting Officer as of April 15, 2020.
(7)Mr. Hart was named Executive Vice President as of April 15, 2020.
(8)Mr. Yang and the Company agreed on a separation of employment as President & Chief Executive Officer and service on the Board, each effective April 15, 2020.

    2020 All Other Compensation
The following table outlines those perquisites and other personal benefits and additional all other compensation included in the Summary Compensation Table.

Name	Year	Total Perquisites	Severance	Consulting Fees	Defined Contribution Savings Plan Company Contributions(1)	Total All Other Compensation
Suren Rana (2)	2020	$20,830	$—	$—	$50,000	$70,830
	2019	$165,000	$—	$28,000	$50,000	$243,000

Christina Wiater	2020	$—	$—	$—	$50,000	$50,000

Richard Hart	2020	$—	$—	$—	$50,000	$50,000

Guang Yang (2)(3)	2020	$61,920	$1,019,660	$—	$—	$1,081,580
	2019	$240,750	$—	$—	$50,000	$290,750
	2018	$—	$—	$—	$—	$—

(1)Represents Company contributions to the Profit Sharing & 401(k) Plan and to the Deferred Compensation Plan.

(2)2020 perquisites for Mr. Rana and Mr. Yang include the remainder of their monthly housing allowance and parking. The housing allowance was for a period of twelve months per the terms of each executive’s employment agreement. The total housing allowance paid to Mr. Rana in 2020 was $15,000 and $60,000 to Mr. Yang.
(3)Severance for Mr. Yang was paid in accordance with the terms of his Employment Agreement described under “Employment Contracts and Change of Control Arrangements” below.

    2020 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to each NEO during 2020 fiscal year.

Name	Grant Date	Approval or Action Date, if different		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Suren Rana	4/21/2020	4/15/2020	(1)	—	1,500,000	$10.00	$675,000

Christina Wiater	2/14/2020	1/8/2020	(2)	2,039	—		$21,002

Richard Hart	2/14/2020	1/8/2020	(2)	15,049	—		$155,005
	2/14/2020	1/8/2020	(1)	—	150,000	$10.00	$229,500
	4/21/2020	4/15/2020	(1)	—	500,000	$12.00	$225,000

Guang Yang	—	—		—	—	—	—

(1)The grant date fair value of the option grants was determined pursuant to ASC 718. The per-share grant date fair value for performance-based stock options is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions as determined in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions for these grants, see Note 20 to our Consolidated Financial Statements included in our Form 10-K for the year-ended December 31, 2020.

(2)The amount represents the time-based restricted shares granted under the Company’s Equity Incentive Plan relating to performance in fiscal 2019. The grant date fair value of these awards was determined pursuant to ASC 718 by multiplying the number of shares by $10.30, the closing price of a share of our common stock on February 13, 2020, the day prior to the date of grant.

2020 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Option: Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (9)
Suren Rana	4/21/2020	(1)	375,000	1,125,000	$10.00	12/31/2024	---	---
	1/22/2019	(2)	828,000	1,242,000	$12.00	1/22/2024	---	---

Christina Wiater	2/14/2020	(3)	---	---	---	---	2,039	$39,312
	12/20/2019	(4)	---	---	---	---	250	$4,820
	2/15/2018	(5)	---	---	---	---	479	$9,235

Richard Hart	4/21/2020	(1)	125,000	375,000	$10.00	12/31/2024	---	---
	2/14/2020	(6)	60,000	90,000	$12.00	2/15/2025	---	---
	2/14/2020	(3)	---	---	---	---	15,049	$290,145
	12/20/2019	(4)	---	---	---	---	250	$4,820
	2/15/2019	(7)	---	---	---	---	4,206	$81,092
	2/15/2018	(5)	---	---	---	---	2,249	$43,361

Guang Yang	12/30/2018	(8)	2,760,000	---	$12.00	12/30/2023	---	---

(1)The option to purchase shares of the Company was granted on April 21, 2020 under the Company’s Equity Incentive Plan. The option vested 25% on December 31, 2020 and will vest 25% on December 31, 2021, 25% on December 31, 2022 and 25% on December 31, 2023, generally subject to continued employment.
(2)The option to purchase shares of the Company was granted on January 22, 2019 under the Company’s Equity Incentive Plan. The option vested 20% on January 22, 2019, January 22, 2020, and January 22, 2021, and will vest 20% on January 22, 2022, and 20% on January 22, 2023, generally subject to continued employment.
(3)The restricted shares of the Company were granted on February 14, 2020 under the Company’s Equity Incentive Plan pursuant to the 2019 performance period. The restricted shares vest in one-third increments on each of February 14, 2021, February 14, 2022 and February 14, 2023, generally subject to continued employment.
(4)The restricted shares of the Company were granted on December 20, 2019 under the Company’s Equity Incentive Plan pursuant to the 2018 performance period. The restricted shares vest in one-third increments on each of December 20, 2020, December 20, 2021 and December 20, 2022, generally subject to continued employment.
(5)The restricted shares of the Company were granted on February 15, 2018 under the Company’s Equity Incentive Plan pursuant to the 2017 performance period. The restricted shares vested one-third on each of February 15, 2019, February 15, 2020 and February 15, 2021, generally subject to continued employment.
(6)The option to purchase shares of the Company was granted on February 14, 2020. The option vested 20% on February 14, 2020 and December 31, 2020, and will vest 20% on December 31, 2021, 20% on December 31, 2022 and 20% on December 31, 2023, generally subject to continued employment.

(7)The grant of restricted shares of the Company was made on February 15, 2019. The restricted shares vested one-third on each of February 15, 2020, February 15, 2021 and February 15, 2022, generally subject to continued employment.
(8)The option to purchase shares of the Company was granted as an employment inducement award on December 30, 2018. The option vested 20% on December 30, 2018 and 20% on December 30, 2019. In connection with Mr. Yang’s separation from the Company in April 2020 the unvested portion of this option terminated and the vested portion remains exercisable for the duration of its term.
(9)Market value was determined by multiplying the number of the Company’s shares by $19.28, the closing price of a share of our common stock on December 31, 2020.

    2020 Options Exercised and Stock Vested

The following table shows the stock awards held by our NEOs that vested during 2020 fiscal year. Our NEOs did not exercise any stock options in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
Suren Rana	—	—
Christina Wiater	604	$7,256
Richard Hart	6,019	$62,706
Guang Yang	—	$—

(1)The value realized upon vesting of restricted shares is calculated by multiplying the fair market value of a share on the vesting date (the closing price on the business day prior to the vesting date) by the number of shares vested.

    2020 Nonqualified Deferred Compensation
The following table provides information on the NEOs’ participation in the Voluntary Deferral Plan and the Deferred Compensation Plan. These plans allow eligible employees to defer part of their salary and annual incentive on a voluntary basis, and allow the Company to provide additional pre-tax contributions to employees whose profit sharing contributions were limited under the tax-qualified plan. The Company contribution under the Deferred Compensation Plan is at the same rate of contribution as the contribution to the Profit Sharing & 401(k) Plan (10% of eligible compensation for 2020).

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at end of Last FYE ($)
Suren Rana	Voluntary Deferral Plan	$—	$—	$—	$—	$—
	Deferred Compensation Plan	$—	$21,500	$58	N/A	$22,056
Christina Wiater	Voluntary Deferral Plan	$—	$—	$—	$—	$—
	Deferred Compensation Plan	$—	$21,500	$3	$—	$1,200
Richard Hart	Voluntary Deferral Plan	$—	$—	$—	$—	$—
	Deferred Compensation Plan	$—	$21,500	$16,341	$—	$161,645
Guang Yang	Voluntary Deferral Plan	$239,423	$—	$(4,438)	$234,985	$0
	Deferred Compensation Plan	$—	$—	$58	$—	$22,058

(1)All Company contributions are included in the “All Other Compensation” column of the 2020 Summary Compensation Tables.

Employment Contracts and Change of Control Arrangements
Employment Agreements
Each of our NEOs is party to an employment agreement with the Company that sets forth the terms and conditions of his or her employment. The material terms of the agreements are described below. The terms “cause,” “good reason” and “change of control” referred to below are defined in the respective NEO’s agreement or equity award agreement.
Suren Rana Agreement
On January 22, 2019, the Company entered into an employment agreement with Suren Rana in connection with the appointment of Mr. Rana as the Company’s Chief Financial Officer. Mr. Rana’s employment agreement was amended and restated effective April 15, 2020 in connection with his appointment as President and Chief Executive Officer. The amended employment agreement provides for a one-time grant of an option to purchase 1,500,000 shares of our common stock at an exercise price of $10.00 per share, which vests in four equal annual installments beginning on December 31, 2020 and expires on the fourth anniversary of the first vesting date. Upon a termination of Mr. Rana’s employment by the Company without cause or by Mr. Rana for good reason, or upon a change of control of the Company, any portion of the option that is then outstanding and unvested will vest in full. Pursuant to the terms of the amended employment agreement, Mr. Rana is not eligible to participate in our equity or cash incentive compensation plans during the five-year period beginning January 20, 2019, but may receive a cash bonus award for exceptional performance at the discretion of the Compensation Committee.

If Mr. Rana’s employment is terminated by the Company without cause or by Mr. Rana for good reason, Mr. Rana would be entitled to (a) a separation payment equal to 12 months’ base salary, plus 60 days in lieu of notice at the election of the Company, (b) subject to Mr. Rana’s timely election of COBRA coverage, an amount equal to the portion of the premium cost incurred by the Company for the lesser of 12 months (plus 60 days in lieu of notice at the election of the Company) or the period during which Mr. Rana is eligible for COBRA coverage, and (c) continued vesting of the stock option granted to Mr. Rana on January 22, 2019 for 60 days following such termination if the Company elects to forgo the 60-day notice period provided in the amended employment agreement.

If Mr. Rana’s employment is terminated by the Company without cause or by Mr. Rana for good reason, in either event within two years following a change of control of the Company, then the portion of the option granted to Mr.

Rana on January 22, 2019 that would have vested at the next annual vesting date (i.e. 20%) would become vested on the date of termination of employment.

Christina Wiater Agreement

On May 8, 2020 the Company entered into an employment agreement with Ms. Wiater, effective April 15, 2020, that provides for an annual base salary of $425,000. In addition, Ms. Wiater is to eligible receive a one-time payment of $850,000 upon a change in control of the Company or upon another extraordinary corporate event, in either case occurring during or within 12 months following the termination of her employment by the Company without cause or by her for good reason.

If Ms. Wiater’s employment is terminated by the Company without cause or by Ms. Wiater for good reason, Ms. Wiater would be entitled to (a) a separation payment equal to 12 months’ base salary, (b) subject to Ms. Wiater’s timely election of COBRA coverage, an amount equal to the portion of the premium cost incurred by the Company for 12 months, and (c) accelerated vesting of all outstanding restricted stock and restricted stock unit awards.

Richard Hart Agreement

On April 15, 2020 the Company entered into an employment agreement with Mr. Hart that provides for an annual base salary of $500,000 and participation in the Company’s annual bonus plan. In addition, pursuant to the terms of the employment agreement, Mr. Hart was granted a one-time option to purchase 500,000 shares of our common stock at an exercise price of $10.00 per share, vesting in four equal annual installments. Upon a termination of Mr. Hart’s employment by the Company without cause or by Mr. Hart for good reason, or upon a change of control of the Company, any portion of the option that is then outstanding and unvested will vest in full.

If Mr. Hart’s employment is terminated by the Company without cause or by Mr. Hart for good reason, Mr. Hart would be entitled to (a) a separation payment equal to 12 months’ base salary, (b) a lump sum cash bonus in an amount equal to Mr. Hart’s prior year bonus, (c) a pro-rated target bonus for the year in which the termination occurs, (d) subject to Mr. Hart’s timely election of COBRA coverage, an amount equal to the portion of the premium cost incurred by the Company for 12 months, and (e) accelerated vesting of all outstanding restricted stock and restricted stock unit awards.
Guang Yang Agreement

On December 30, 2018, the Company entered into an employment agreement with Guang Yang in connection with his appointment as the Company’s President and Chief Executive Officer. The employment agreement provided for an annual base salary of $1,000,000, subject to annual review by the Compensation Committee. In addition, pursuant to the employment agreement, Mr. Yang was granted an option to purchase 6,900,000 shares of the Company at an exercise price per share of $12.00. The award vested as to 20% of shares underlying the award on the date of grant, with the remaining 80% of the shares underlying the award vesting in equal 20% annual installments over a four-year period beginning on the first anniversary of the initial vesting date subject to continued employment with the Company on each vesting date. The option has a five-year term, and the vested portion of the option remains exercisable for the five-year term regardless of whether Mr. Yang is employed by the Company at the time of exercise. The option was granted at an exercise price above the trading price at the time of grant as the sole component of his incentive-based compensation and as an inducement to join the Company. In addition, if Mr. Yang’s employment had been terminated by the Company without cause or Mr. Yang had terminated his employment for good reason within two years following a change of control of the Company, the portion of the option that would have vested at the next annual vesting date (i.e. 20%) would have become vested on the date of termination of employment.

In the event of a termination of Mr. Yang’s employment by the Company without cause or termination by Mr. Yang for good reason, Mr. Yang was entitled to receive (a) a separation payment equal to 12 months’ base salary, plus 60 days in lieu of notice at the election of the Company, (b) subject to Mr. Yang’s timely election of COBRA coverage, an amount equal to the portion of the premium cost incurred by the Company for the lesser of 12 months (plus 60 days in lieu of notice at the election of the Company) or the period during which Mr. Yang is eligible for COBRA coverage, and (c) continued vesting of Mr. Yang’s Option Award during the 60-day period following notice of termination pursuant to its existing vesting schedule).

On April 15, 2020, Mr. Yang and the Company agreed on a mutual separation from his position as President and CEO and as a member of the Board. In consideration of a general waiver and release of claims, Mr. Yang received severance as set forth in the above paragraph in an amount equal to $1,000,000.
Change of Control

Pursuant to Mr. Rana’s option granted on January 22, 2019, upon termination of employment within two years following a change of control, the portion of the award that would have vested at the next annual vesting date (i.e. 20%), will vest upon such termination of employment. Mr. Rana’s option granted on April 21, 2020 will vest in full upon change of control.

Ms. Wiater’s employment agreement provides for a one-time payment of $850,000 in the event of either (i) a change of control of the Company or (ii) any transaction or series of transactions resulting in disposition of a substantial majority of the Company’s business, in either case while Ms. Wiater is employed or within 12 months following termination of her employment by the Company without cause or by Ms. Wiater for good reason.

Pursuant to Mr. Hart’s option granted on February 14, 2020, upon termination of employment within two years following a change of control, the portion of the award that would have vested at the next annual vesting date (i.e. 20%), will vest upon such termination of employment. Mr. Hart’s option granted on April 21, 2020 will vest in full upon a change of control

Payments Upon Termination of Employment and Change in Control
The following tables detail payments upon termination without cause or for good reason and change in control as of December 31, 2020 for each of the NEOs:

	Termination Without Cause or for Good Reason
	Salary and/or Bonus	Benefits	Prorated Bonus	Accelerated Vesting	Total
Suren Rana (1)	$650,000	$29,052	$—	$13,528,920	$14,207,972
Christina Wiater	$425,000	$30,523	$—	$53,367	$508,890
Richard Hart (2)	$500,000	$30,523	$250,000	$4,117,817	$4,898,340
Guang Yang (3)	$1,000,000	$29,344	$—	$50,000	$1,079,344
(1) Accelerated vesting for Mr. Rana includes continued vesting of the January 22, 2019 option grant during the 60-day notice period pursuant to its existing schedule and full vesting of the April 21, 2020 option grant. Acceleration of one tranche of January 22, 2019 option grant (414,000 options with a $12.00 exercise price based on December 31, 2020 stock price of $19.28) and acceleration of unvested shares of the April 21, 2020 option grant (1,125,000 options with $10.00 exercise price based on December 31, 2020 stock price of $19.28), and the acceleration of unvested Company contributions to the Profit Sharing & 401(k) and Deferred Compensation Plans.
(2) Accelerated vesting for Mr. Hart includes acceleration of one tranche of the February 14, 2020 option grant (30,000 options with a $12.00 exercise price based on December 31, 2020 stock price of $19.28) and acceleration of unvested shares of the April 21, 2020 option grant (375,000 options with $10.00 strike price based on December 31, 2020 stock price of $19.28). In addition, the value of acceleration of any outstanding unvested restricted share grants is included.
(3) Mr. Yang separated from the Company effective April 15, 2020.

	Change in Control
	Cash Payment	Accelerated Vesting	Total
Suren Rana (1)	$—	$10,440,000	$10,440,000
Christina Wiater (2)	$850,000	$—	$850,000
Richard Hart (3)	$—	$3,480,000	$3,480,000
Guang Yang	$—	$—	$—

(1) Accelerated vesting represents acceleration of the unvested portion of the April 21, 2020 option grant (1,125,000 options with $10.00 strike price based on December 31, 2020 stock price of $19.28).

(2) Ms. Wiater’s employment agreement provides for a one-time payment of $850,000 in the event of either (i) a change of control of the Company or (ii) any transaction or series of transactions resulting in disposition of a substantial majority of the Company’s business in either case, while Ms. Wiater is employed or within 12 months following termination of her employment by the Company without cause or by Ms. Wiater for good reason.
(3) Accelerated vesting represents acceleration of unvested portion of the April 21, 2020 option grant (375,000 options with a $10.00 strike price based on December 31, 2020 stock price of $19.28).

CEO Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of our employees and the annualized total compensation of Mr. Rana:
For 2020, our last completed fiscal year:
•the median of the annual total compensation of all employees of our Company (other than our CEO) was $171,172; and
•the total compensation of our CEO was $1,395,830.
Based on this information for 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 8:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
To identify our median employee, we first determined our employee population as of December 31, 2020 (the “Determination Date”). We had 772 employees representing all full-time, part-time, seasonal and temporary employees (including employees of our affiliates) as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We ranked total annual compensation of the employee population using W-2 taxable income, inclusive of pre-tax deferrals, for the period beginning January 1, 2020 and ending December 31, 2020. An equivalent annual income amount was used for employees outside the United States. Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine total compensation of our CEO for the purposes of the Summary Compensation Table disclosed above.

2020 Director Compensation
Director compensation includes both cash payments and equity granted in the form of restricted stock units (“RSUs”). RSUs granted to our non-employee directors vest at the earlier of the one-year anniversary of grant or the date of the next year’s annual meeting of stockholders. The following table details the fees paid to our non-employee directors for their service during fiscal 2020 with equity compensation expressed as the grant date fair value of the award determined in accordance with FASB ASC Topic 718:

	2020
Role	Cash	Equity
Board Chair (Paid only if Board Chair is not an employee of the Company)[1]	$175,000	$175,000
Board Fee[2]	$90,000	$100,000
Chair of the Audit Committee	$25,000	—
Member of the Audit Committee	$10,000	—
Chair of the Compensation Committee	$15,000	—
Member of the Compensation Committee	$5,000	—
Chair of the Nominating and Corporate Governance Committee	$10,000	—
Member of the Nominating and Corporate Governance Committee	$5,000	—

1Non-Employee Directors that are appointed and compensated by a stockholder receive no separate compensation for their roles as on the Board. In addition, the Company does not pay any director compensation to individuals who are also employees of the Company for their service as directors.
2The Lead Independent Director receives an additional fee of $13,500.
The following table sets forth information concerning the compensation awarded to, earned by, or paid to our non-employee directors during the fiscal year ended December 31, 2020. Compensation paid to Mr. Rana and Mr. Yang for 2020 is included with that of our other NEOs above.

Name	Fees Earned or Paid in Cash (4) $	Stock Awards (5) (6) $	Total $
John Paulson(1)	—	—	—
Andrew Kim(1)	—	—	—
Robert J. Chersi	$138,500	$100,000	$238,500
Barbara Trebbi	$120,000	$100,000	$220,000
Mary Elizabeth Beams (2)	$50,769	—	$50,769
Reginald Love (3)	$48,352	—	$48,352

(1)Non-Employee Directors that are appointed and compensated by a stockholder receive no separate compensation for their roles as BrightSphere Investment Group Inc. directors.
(2)Ms. Beams resigned from the Board of Directors effective June 24, 2020.
(3)Mr. Love resigned from the Board of Directors effective June 24, 2020.
(4)Fees for Non-Employee Directors are recommended by the Nominating and Corporate Governance Committee and approved by the Board pursuant to the Non-Employee Director Compensation Policy as described above.

(5)The amount in the Stock Awards column is the grant date fair value of RSUs granted to our non-employee directors, determined pursuant to ASC Topic 718, disregarding the effects of estimated forfeitures. The assumptions used to value the RSUs for this purpose are set forth in Note 20 to our audited financials filed with our Annual Report on Form 10-K for fiscal 2020. All of the RSUs reported in the Stock Awards column were granted under the Company’s Non-Employee Director Equity Incentive Plan.
(6)The aggregate number of restricted stock units outstanding at fiscal year-end for each of the Non-Employee Directors is detailed in the table below. All awards are scheduled to vest the earlier of the 2021 Annual Meeting or June 25, 2021.

Name	Grant Date	Grant Date Fair Value per Share	Number of Restricted Stock Units Held at Year End
Robert J. Chersi	6/25/2020	$9.79	10,215
Barbara Trebbi	6/25/2020	$9.79	10,215
Mary Elizabeth Beams	—	—	—
Reginald Love	—	—	—

Stock Ownership Guidelines for our Directors

Our non-employee directors, who are not employed by a stockholder, are subject to a shareholding requirement of at least 500% of the cash board fee. Unvested share awards are excluded for the purposes of this calculation. There is no time period for attaining this shareholding requirement but, until it is met, non-employee directors are required to retain 100% of their net gain shares (i.e., shares remaining after shares sold to pay taxes) at vesting. Each of our non-employee directors are currently in compliance with these guidelines.

Anti-Hedging and Anti-Pledging Policy for our Directors
Our policies prohibit our non-employee directors from i) entering into any hedging arrangements involving our stock, ii) engaging in short sales or any other transaction which would result in short exposure to our stock, and iii) pledging our stock as collateral.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION
What am I voting on?
In accordance with applicable law and Section 14A of the Exchange Act, we are providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “say-on-pay,” approving BrightSphere’s executive compensation as reported in this proxy statement.
We believe that our executive compensation policies and programs reflect our pay-for-performance culture that is closely aligned with the interests of our stockholders. Our compensation program is designed to enable us to attract, retain and incentivize the highest caliber talent in order to maintain and strengthen our position in the asset management industry and to create long-term stockholder value. Our compensation methods are intended to provide a total rewards program that is competitive with our peers and supports our values, rewards individual efforts and correlates with our financial and strategic success.

Our incentive opportunities are designed to align a substantial portion of pay to Company performance. We believe that our cash compensation and equity participation programs align the interests of our named executive officers with our stockholders and promote long-term value creation. In addition, the equity component motivates executives through a multi-year vesting structure.
The Board and the Compensation Committee regularly evaluate our compensation policies and programs to ensure that they are meeting our objectives and are consistent with best corporate governance practices. As part of this process, the Board and the Compensation Committee consider the results of our stockholder advisory say-on-pay votes on executive compensation.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related tabular and narrative disclosures included in this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
Stockholders are being asked to vote on the following advisory resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of BrightSphere’s named executive officers as described in the proxy statement for this meeting under “Compensation Discussion and Analysis,” including the tabular and narrative disclosure contained in the proxy statement.
The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, this resolution.
Is this vote binding on the Board?
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of BrightSphere’s executive compensation program.

How frequently is the “say-on-pay” vote held?

We currently hold an advisory “say on pay” vote every year, and, subject to Proposal 4, expect to continue to do so.

How does the Board recommend that I vote?

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF BRIGHTSPHERE’S NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

What am I voting on?

We are seeking your input with regard to the frequency of future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether the advisory vote on the compensation of our named executive officers (Proposal 3) should occur every year, every two years or every three years.

Is this vote binding on the Board?

Because your vote is advisory, it will not be binding on our Compensation Committee or our Board. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding how frequently it should present the advisory vote on the compensation of our named executive officers to our stockholders. The option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.

How does the Board recommend that I vote?

After careful consideration, the Board recommends that say-on-pay votes be conducted every year to give stockholders the opportunity to annually express their views on the Company's executive compensation program. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement each year.

THE BOARD RECOMMENDS A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF HOLDING VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH FREQUENCY UNLESS A SHAREHOLDER INDICATES OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the shares of Common Stock as of April 23, 2021 by:
•each of our directors;
•each of our named executive officers;
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock that are immediately exercisable or exercisable within 60 days after April 23, 2021. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
Percentage ownership calculations for beneficial ownership are based on 79,354,810 shares of Common Stock outstanding as of April 23, 2021. Except as otherwise indicated in the table below, addresses of named beneficial owners are care of BrightSphere Inc., 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116.
In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock that a person has the right to acquire within 60 days of April 23, 2021. We did not deem these shares of Common Stock outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Owners:
Paulson & Co. Inc.(1)	20,000,552	25.2%
FMR LLC(2)	4,168,866	5.3%
Prudential Financial, Inc.(3)	3,841,351	4.8%
BlackRock, Inc.(4)	9,023,817	11.4%
The Vanguard Group(5)	4,743,778	6.0%
Directors and Named Executive Officers:
Robert J. Chersi	38,151	*
Richard J. Hart(6)	207,261	*
Andrew Kim	—	—
John Paulson(1)	20,000,552	25.2%
Suren Rana(7)	1,617,000	2.0%
Barbara Trebbi	17,476	*
Christina Wiater	2,642	*
Guang Yang(8)	2,860,001	3.6%
All directors and executive officers as a group (7 persons)	21,883,082	27.6%

(1)Amounts shown reflect the aggregate number of shares of Common Stock held by Paulson & Co. based solely on information set forth on a Schedule 13D/A filed with the SEC on May 21, 2020 (the “Paulson 13D”). The Paulson 13D reported 20,000,552 shares of Common Stock held directly by Paulson & Co. Inc. (“Paulson & Co.”). John Paulson, the controlling person of Paulson & Co., serves on the board of directors of the Company. John Paulson may be deemed an indirect beneficial owner of the securities, which are directly owned by funds managed by Paulson & Co. Based on the Paulson 13D, pursuant to Rule 16a-1(a)(4) under the Exchange Act, the reporting person disclaims beneficial ownership of any securities reported herein, except to the extent that the reporting person has a pecuniary interest therein. The Paulson 13D shall not be deemed an admission that such reporting person is the beneficial owner of any securities not directly owned by such reporting person. Each of John Paulson and Paulson & Co. may be deemed to indirectly beneficially own the securities directly owned by Paulson & Co. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, the filing of the Paulson 13D shall not be deemed an admission by any person reporting on the Paulson 13D that such person, for purposes of Section 16 of the Exchange Act or otherwise, is the beneficial owner of any equity securities covered by the Paulson 13D. The address of Paulson & Co. is 1133 Avenue of the Americas, New York, NY 10036.

(2)Based solely on information set forth in Schedule 13G/A filed with the SEC on February 8, 2021 by FMR LLC on behalf of itself and Abigail P. Johnson (the “FMR 13G”). FMR LLC reported sole voting power over 1,168,866 shares of Common Stock, shared voting power over none of the shares of Common Stock and sole dispositive power over 4,168,866 shares of Common Stock. Abigail P. Johnson reported sole voting power over none of the shares of Common Stock, shared voting power over none of the shares of Common Stock and sole dispositive power over 4,168,866 of the shares of Common Stock. The FMR 13G further states that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)Based solely on information set forth in Schedule 13G/A filed with the SEC on February 9, 2021 by Prudential Financial, Inc. (the “Prudential 13G”). Prudential Financial, Inc. reported sole voting power over 89,086 shares of Common Stock, shared voting power over 3,841,351 shares of Common Stock and sole dispositive power over 89,086 shares of Common Stock and shared dispositive power over 3,841,351 shares of Common Stock. The Prudential 13G further states that through its parent/subsidiary relationship, Prudential Financial, Inc. may be deemed the beneficial owner of the same securities as the Item 7 listed subsidiaries and may have direct or indirect voting and/or investment discretion over 3,930,347 shares. The address of Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.
(4)Based solely on information set forth in Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (the “BlackRock 13G”). BlackRock, Inc. reported sole voting power over 8,950,703 shares of Common Stock, shared voting power over none of the shares of Common Stock, sole dispositive power over 9,023,817 shares of Common Stock and shared dispositive power over none of the shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)Based solely on information set forth in Schedule 13G/A filed with the SEC on February 10, 2021 by Vanguard Group Inc. (the “Vanguard 13G”). Vanguard Group Inc. reported sole voting power over no shares of Common Stock, shared voting power over 143,713 shares of Common Stock, sole dispositive power over 4,743,778 shares of Common Stock and shared dispositive power over 195,275 shares of Common Stock. The address of Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6) Includes options to purchase 185,000 shares.
(7) Includes options to purchase 1,617,000 shares.

(8) Includes an option to purchase 2,760,000 shares. The amount of shares beneficially owned by Mr. Yang is based solely on the information set forth in his most recent filing on Form 4 relating to shares of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 regarding securities authorized for issuance under our equity compensation plans. All outstanding awards relate to our Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by securityholders	4,684,377(3)	$11.00	4,553,228
Equity compensation plans not approved by securityholders	2,760,000(4)	$12.00	—
TOTAL	7,444,377	$11.38	4,553,228
(1)    The weighted-average exercise price includes all outstanding stock options, but does not include restricted stock units, which do not have an exercise price.
(2)    Consists of 2,360,382 shares of Common Stock remaining available for issuance under the BrightSphere Investment Group Inc. Equity Incentive Plan and 2,192,846 shares of Common Stock remaining available for issuance under the BrightSphere Investment Group Inc. Non-Employee Directors’ Equity Incentive Plan.
(3)    Consists of (i) 4,615,000 shares of Common Stock issuable upon exercise of outstanding stock options and (ii) 69,377 shares of Common Stock issuable upon vesting of outstanding restricted stock units, of which 60,364 shares are issuable upon vesting of time-based restricted stock units and 9,013 shares are issuable upon vesting of performance-based restricted stock units.
(4)    Consists of shares of Common Stock issuable upon exercise of an outstanding stock option that the Company granted to Guang Yang as an employment inducement award on December 30, 2018. The employment inducement award was granted in reliance on the employment inducement exemption under the NYSE’s Listed Company Manual Rule 303A.08.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Transactions with Related Persons
Our Board has adopted written policies and procedures for transactions with related persons. As a general matter, the policy requires our Audit Committee to review and approve or disapprove the entry by us into certain transactions with related persons. The policy applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.
The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than the terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers a transaction.
Relationship with OM plc, OMGUK, HNA and Paulson
Prior to our initial public offering in 2014, we were a wholly-owned subsidiary of Old Mutual plc (“OM plc”) and were included in OM plc’s consolidated operations. Until May 12, 2017, the consummation of the sale of a 24.95% shareholding in us to HNA (the “HNA Minority Sale”), OM plc indirectly owned a majority of our Ordinary Shares. On February 25, 2019, HNA sold the substantial majority of its Ordinary Shares to Paulson, which we refer to as the “Paulson Sale.” After completion of the Paulson Sale, Paulson owned 21.7% of our Ordinary Shares and HNA did not own any of our Ordinary Shares.
We previously entered into certain agreements with OM plc and OM Group (UK) Ltd. (“OMGUK”), certain of which have terminated due to their terms or reduced ownership percentage of our shares and certain of which were assigned, in whole or in part, to HNA in connection with the HNA Minority Sale, and subsequently, to Paulson in connection with the Paulson Sale. The following descriptions of such agreements and transactions are summaries only and are qualified in their entirety by reference to the complete documents, each of which has been publicly filed with the SEC.
Stockholder Agreement
In connection with our initial public offering, we entered into a shareholder agreement with OM plc and OMGUK, which we refer to as the Shareholder Agreement. The Shareholder Agreement included provisions as to certain aspects of our continuing relationship with OM plc, including the composition of the Board and other corporate governance matters, certain consent rights that OM plc had until the date that it ceased to beneficially own at least 20% of our outstanding Ordinary Shares and certain information rights granted to OM plc. In connection with the closing of the HNA Minority Sale, OM plc assigned to HNA certain of its assignable rights under the Shareholder Agreement, including the right to designate two directors to our Board.

On February 25, 2019, the Paulson Sale was completed. In connection with the closing of the Paulson Sale, the rights which HNA held under the Shareholder Agreement were assigned to Paulson. This Shareholder Agreement was subsequently replaced in connection with the Redomestication by a Stockholder Agreement between the Company and Paulson, dated May 17, 2019, which provided Paulson and BrightSphere with substantially the same rights and obligations each party held under the Shareholder Agreement, except for some technical modifications to reflect its application to a Delaware corporation. These rights for Paulson include the right to appoint two directors so long as Paulson holds at least 20% of our outstanding shares and the right to appoint one director so long as Paulson holds at least 7% of our outstanding shares. Paulson currently owns over 20% of our outstanding shares and has appointed John Paulson and Andrew Kim to our Board of Directors.
Registration Rights Agreement
In connection with our initial public offering, we entered into the Registration Rights Agreement, pursuant to which OM plc could require us to file one or more registration statements and prospectus supplements with the SEC covering the public resale of registrable securities beneficially owned by OM plc and its subsidiaries with expected aggregate gross proceeds of at least $50 million.
Effective as of the closing of the HNA Minority Sale, OM plc and OMGUK assigned to HNA OM plc’s and OMGUK’s rights under the Registration Rights Agreement in respect of the shares transferred. Effective as of the closing of the Paulson Sale, HNA assigned to Paulson HNA’s rights under the Registration Rights Agreement in respect of the shares transferred. In connection with the Redomestication, we entered into a new Registration Rights Agreement with Paulson with equivalent rights to those contained in the prior agreement.
We may be required by Paulson to file a new shelf registration statement, one or more amendments to such new shelf registration statement and one or more prospectus supplements in connection with such new shelf registration statement in the future. We are not obligated to effect more than one demand registration, in addition to any registration on a shelf registration statement, in any six-month period. We are obligated to file a shelf registration statement upon any request made by Paulson. In addition, Paulson has certain “piggy-back” registration rights, pursuant to which it is entitled to register the resale of its registrable securities alongside any offering of securities that we may undertake, and the amount of securities we may offer may be subject to “cutback” in certain cases. We are responsible for the expenses associated with any sale of our shares by Paulson pursuant to a registration statement, except for its legal fees and underwriting discounts, selling commissions and transfer taxes applicable to such sale.

CODE OF CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer and principal financial officer. The text of the code of business conduct and ethics is posted on our website at www.bsig.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of business conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the NYSE Rules.

OTHER MATTERS
The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY INTERNET, BY TELEPHONE OR BY RETURNING A COMPLETED, SIGNED AND DATED PROXY CARD OR VOTING INSTRUCTION FORM.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
To be considered for inclusion in the proxy statement relating to our 2022 Annual Meeting of Stockholders, we must receive stockholder proposals no later than December 30, 2021 unless our 2022 Annual Meeting of Stockholders is more than 30 days before or after June 23, 2022, in which case we will announce an applicable deadline. In accordance with our Bylaws, and without prejudice to the rights of a stockholder of record under applicable law, to be considered for presentation at the 2022 Annual Meeting of Stockholders, although not included in the proxy statement, proposals (including director nominations) must be received no earlier than January 24, 2022 nor later than February 23, 2022 together with all supporting documentation required by our Bylaws. In the event our 2022 Annual Meeting of Stockholders is held more than 30 days before or more than 70 days after June 23, 2022, notice must be delivered no earlier than the 150th day prior to the date of the 2022 Annual Meeting of Stockholders and not later than the later of (i) the 120th day prior to the 2022 Annual Meeting of Stockholders and (ii) the 10th day following the day on which we publicly announce the date of the 2022 Annual Meeting of Stockholders.
Proposals that are not received in a timely manner will not be voted on at the 2022 Annual Meeting of Stockholders. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Secretary, BrightSphere Investment Group Inc., 200 Clarendon Street, 53rd Floor, Boston, MA 02116.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ RICHARD J. HART
Richard J. Hart Chief Legal Officer and Secretary
200 Clarendon Street
53rd Floor
Boston, MA 02116
April 29, 2021